Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in AgEagle Aerial Systems, Inc. Form S-1/A and related prospectus of our report dated May 3, 2018, with respect to the December 31, 2017 and 2016 financial statements of Agribotix, LLC. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement and prospectus.

EKS&H LLLP

Boulder, Colorado

August 24, 2018